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                                                                 EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Network Computing Devices, Inc.:

We consent to incorporation herein by reference in the registration statement on Form S-8 of Network Computing Devices, Inc. (the Company) of our report dated February 10, 2000, except for Note 11, which is as of March 30, 2000, relating to the consolidated balance sheets of Network Computing Devices, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Network Computing Devices, Inc., and our report dated February 10, 2000, on the related financial schedule which appears in the 1999 annual report on Form 10-K.

Our report on the consolidated financial statements, dated February 10, 2000, except for Note 11, which is as of March 30, 2000, contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 1 to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP

Mountain View, California
September 25, 2000